Exhibit 99.1
INDEPENDENT AUDITOR'S REPORT
Board of Directors,
DRG Holdco Inc. and its subsidiaries
We have audited the accompanying combined financial statements of DRG Holdco Inc. and its subsidiaries; DRG Analytics & Insights Private Limited and the following subsidiaries/branches of PEL-DRG Dutch Holdco B.V. 1) Millennium Research Group Inc.; 2) Decision Resources Group UK Limited and its subsidiaries; 3) DRG Singapore Pte. Ltd and 4) Japan branch (collectively referred to as the “Company”) which comprise the combined balance sheets as of December 31, 2019 and December 31, 2018 and the related combined statements of comprehensive loss, combined statements of changes in stockholders’ equity, and combined statements of cash flows for each of the years then ended, and the related notes to the combined financial statements.
Management's responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the organization's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the organization's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly in all material respects, the combined financial position of the Company as of December 31, 2019 and December 31, 2018 and the combined results of its operations, combined statements of changes in stockholders’ equity and combined cash flows for each of the years then ended in accordance with the accounting principles generally accepted in the United States of America.
Emphasis of matter
The combined financial statements include DRG Holdco Inc. for the years ended December 31, 2019 and December 31, 2018, respectively and as discussed in Note B.2 on principles and purpose of combination, the combined financial statements are prepared disregarding the restructuring of Millennium Research Group Inc. and Decision Resources Group UK Limited and its subsidiaries. Our opinion is not modified with respect to these matters.
/s/ KNAV P.A.
Atlanta, Georgia
May 13, 2020

COMBINED FINANCIAL STATEMENTS

DECISION RESOURCES COMBINED
COMBINED BALANCE SHEETS
(All amounts are stated in United States Dollars in thousands, unless otherwise stated)

	As At
	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$18,139	$19,161
Restricted cash	619	619
Accounts receivable, net of allowances	49,594	46,980
Unbilled receivables	11,421	11,768
Prepaid expenses and other current assets	6,366	6,148
Total current assets	86,139	84,676
Property and equipment, net	5,025	5,962
Goodwill and other intangible assets, net	629,301	641,804
Investments	262	262
Deferred tax assets, non-current	664	396
Other assets	2,365	2,538
TOTAL ASSETS	$723,756	$735,638
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$44,625	$27,225
Short-term bank debt	14,000	20,000
Accounts payable	4,779	6,678
Due to related parties	535	1,417
Income tax payable	287	605
Deferred revenue	30,558	29,080
Accrued expenses and other current liabilities	32,570	17,792
Total current liabilities	127,354	102,797
Long-term debt from related parties	33,730	21,096
Long-term bank debt, net of current portion	191,757	235,103
Deferred tax liability, non-current	1,072	1,269
Long-term deferred revenue	628	692
Other long-term liabilities	7,124	2,047
Total liabilities	361,665	363,004
Stockholders’ equity
Common stock class A (refer Note R)	71,550	71,550
Common stock class B (refer Note R)	369,280	357,280
Additional paid in capital	94,499	92,510
Accumulated other comprehensive loss	(7,132)	(5,170)
Accumulated deficit	(166,106)	(143,536)
Total stockholders’ equity	362,091	372,634
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$723,756	$735,638
(The accompanying notes are an integral part of these combined financial statements)

DECISION RESOURCES COMBINED
COMBINED STATEMENTS OF COMPREHENSIVE LOSS
(All amounts are stated in United States Dollars in thousands, unless otherwise stated)

	For the Year Ended
	December 31, 2019	December 31, 2018
Revenues
Operating Revenues	$207,107	$189,215

Costs and Expenses
Cost of revenues, exclusive of items shown separately below	98,270	98,650
Selling and marketing expenses	26,889	27,485
General and administrative expenses	52,682	29,566
Depreciation and amortization	30,480	32,680
Total cost and expenses	208,321	188,381

Income from operations	(1,214)	834

Non-operating income	1,900	—

Other expenses
Interest expense, net	19,002	30,723
Loss on extinguishment of debt	—	1,887
Merger and acquisition related expense	69	796
Related party expenses, other than interest expense	784	943
Impairment of intangible assets	131	—
Total other expenses, net	19,986	34,349

Loss before taxes	19,300	33,515
Income tax expense	(1,173)	(675)
Net loss	20,473	34,190

Other comprehensive (loss) gain
Foreign currency translation adjustment	205	(1,052)
Cash flow hedge reserve, net of tax	(2,167)	384
Total comprehensive loss	$22,435	$34,858
(The accompanying notes are an integral part of these combined financial statements)

DECISION RESOURCES COMBINED
COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
(All amounts are stated in United States Dollars in thousands except no. of shares and unless otherwise stated)

	Common stock class A**		Common stock class B**		Additional paid in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders' equity
Particulars	No. of Shares	Value US$	No. of Shares	Value US$
Balance as of December 31, 2017	71,550	$71,550	—	$—	$88,539	$(4,502)	$(109,346)	$46,241
Issuance of common stock class B	—	—	357,280	357,280	—	—	—	357,280
Net loss for the year	—	—	—	—	—	—	(34,190)	(34,190)
Additional paid in capital	—	—	—	—	3,971	—	—	3,971
Foreign currency translation	—	—	—	—	—	(1,052)	—	(1,052)
Cash flow hedge reserve, net of tax position of $0 included in accumulated other comprehensive loss	—	—	—	—	—	384	—	384
Balance as of December 31, 2018	71,550	$71,550	357,280	$357,280	$92,510	$(5,170)	$(143,536)	$372,634

Balance at January 1, 2019, as previously reported	71,550	$71,550	357,280	$357,280	$92,510	$(5,170)	$(143,536)	$372,634
Impact of change in accounting policy	—	—	—	—	—	—	(2,097)	(2,097)
Adjusted balance as of January 1, 2019	71,550	71,550	357,280	357,280	92,510	(5,170)	(145,633)	370,537
Issuance of common stock class B	—	—	12,000	12,000	—	—	—	12,000
Net loss for the year	—	—	—	—	—	—	(20,473)	(20,473)
Additional paid in capital	—	—	—	—	1,989	—	—	1,989
Foreign currency translation	—	—	—	—	—	205	—	205
Cash flow hedge reserve, net of tax position of $0 included in accumulated other comprehensive loss	—	—	—	—	—	(2,167)	—	(2,167)
Balance as of December 31, 2019	71,550	$71,550	369,280	$369,280	$94,499	$(7,132)	$(166,106)	$362,091
* Additional paid in capital represents sale of remaining investment in DRG Analytics and Insights Private Limited by Sigmatic Limited to Piramal Consumer Products Private Limited The resultant difference between cash paid for the remaining investment and book value is accounted as additional paid in capital per guidance on “common control transactions” in ASC 805-50.
**For authorized share capital refer to Note R - Common stock
(The accompanying notes are an integral part of these combined financial statements)

DECISION RESOURCES COMBINED
COMBINED STATEMENTS OF CASH FLOWS
(All amounts are stated in United States Dollars in thousands, unless otherwise stated)

	For the Year Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities
Net loss	$(20,473)	$(34,190)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Write back of provision for profit interest shares	—	(4,547)
Employee stock compensation expense	5,374	—
Impairment of intangible assets	131	—
Depreciation and amortization	30,480	32,680
Deferred income taxes	(495)	(647)
Amortization of debt initiation cost	1,593	2,224
Provision for doubtful accounts	(1,000)	820
Loss on disposal of assets	302	41
Loss on extinguishment of debt	—	1,887
Changes in net operating assets and liabilities
(Increase) decrease in accounts and unbilled receivables	(2,333)	1,763
Prepaid and other assets	(341)	(13,851)
Accounts payable	(1,911)	(73)
(Decrease) increase in taxes payable	(404)	353
(Decrease) increase in deferred revenue	(741)	2,319
Accrued expenses and other liabilities	12,746	8,973
Net cash provided (used) by operating activities	22,928	(2,248)
Cash flows from investing activities
Purchase of property and equipment (net) and software	(17,249)	(18,681)
Proceeds from sale of fixed assets	288	—
Net cash used in investing activities	(16,961)	(18,681)
Cash flows from financing activities
Issuance of common stock	12,000	171,920
Additional paid in capital	1,989	—
Cash payment of earn out	(184)	(2,961)
Loans from related party	18,100	202,940
Loans from bank	5,000	140,000
Repayment of related party debt	(5,466)	(335,693)
Repayment of bank loans	(38,225)	(145,620)
Deferred financing costs paid	(175)	(2,642)
Net cash (used) provided by financing activities	(6,961)	27,944

Net (decrease) increase in cash and cash equivalents and restricted cash	(994)	7,015
Foreign currency translation adjustment	(28)	476
Cash and cash equivalents and restricted cash at the beginning of the year	19,780	12,289
Cash and cash equivalents and restricted cash at the end of the year	$18,758	$19,780

Supplementary cash flow information
Interest paid	$15,328	$28,026
Income taxes paid	$1,319	$1,277
(The accompanying notes are an integral part of these combined financial statements)

DECISION RESOURCES COMBINED
NOTES TO COMBINED FINANCIAL STATEMENTS
(All amounts are stated in United States Dollars in thousands, unless otherwise stated)
Note A - Nature of Operations
Decision Resources Combined includes the combination of DRG Holdco, Inc. and its subsidiaries/branches, DRG Analytics & Insights Private Limited and the following subsidiaries/branch of PEL-DRG Dutch Holdco B.V. 1) Millennium Research Group Inc.; 2) Decision Resources Group UK Limited and its subsidiaries; 3) DRG Singapore Pte. Ltd and 4) Japan branch (collectively hereinafter referred to as “the Company” or “the Group”). The financial statements are being presented combined as the companies are related through common ownership and management. The Company provides business information services and products concerning the commercial impact of technological, economic and regulatory change in the biopharma, market access, and medical device technology industries, primarily to customers in the United States of America, Europe, Canada, Singapore and Japan. The Group’s headquarters is located in Burlington, Massachusetts.
DRG Holdco Inc. (“DRG”)
DRG Holdco Inc. (“DRG”) is an international holding company and an indirect subsidiary of Piramal Enterprises Limited (“PEL”, formerly known as ‘Piramal Healthcare Limited’,) an India-public listed Indian company holding 1.62%, and parent PEL-DRG Dutch Holdco B.V. holding 98.38%.
Piramal IPP Holdings LLC (“PIHL”)
Piramal IPP Holdings LLC (“PIHL”), was hitherto a subsidiary of DRG Holdco, Inc. and previously held Decision Resources Inc. (“DRI”). As of December 31, 2019, PIHL was dissolved. PIHL issued profit interest Class B units to Class B members in which distributions other than those arising in connection with a capital transaction were made as follows: first, 8.5% of such distribution to the Class B members according to their Class B unit holdings and second, to Class A members according to their unit holdings. In 2018, the profit interest shares were canceled, and the outstanding provision was written back.
Decision Resources Inc. and its subsidiaries (“DRI”)
On June 7, 2012, DRI was acquired by Piramal Healthcare Inc., as a result of a reverse merger. The Merger Agreement signed on May 15, 2012, however, became effective as of June 7, 2012. The Company was a wholly owned subsidiary of Piramal Healthcare Inc. (“PHI” or “erstwhile Parent Company”) until December 21, 2015 when the ownership structure for DRI changed. As of that date, DRI was wholly owned by PIHL. As of December 31, 2019, upon the dissolution of PIHL, DRI is now directly held by DRG Holdco Inc.
Millennium Research Group Inc. (“MRG Inc.”)
MRG Inc. is a company organized under the laws of Ontario, Canada. During the year ended December 31, 2016, the investment in MRG Inc. was sold by DRI to PEL-DRG Dutch Holdco B.V. (“PEL-DRG Dutch”) via share purchase agreement dated December 30, 2016.
Decision Resources Group UK Limited and its subsidiaries (“DRG UK”)
DRG UK is incorporated in England and Wales and has its registered office in London. During the year ended December 31, 2016, the investment in DRG UK was sold by DRI to PEL-DRG Dutch via share purchase agreement dated December 30, 2016.
DRG Analytics & Insights Private Limited
In the third quarter of 2018, DRG Analytics & Insights Private Limited (“DRG India”) (“erstwhile wholly owned indirect subsidiary of Decision Resources Group UK Limited”) converted its debt outstanding to Piramal Enterprises Limited; ultimate parent company, into equity, resulting in 71.59% ownership by PEL. In the first quarter of 2019, the remaining investment in DRG India was sold to Piramal Consumer Products Private Limited, a wholly owned subsidiary of PEL.
In the first quarter of 2019, Decision Resources Japan K.K. was incorporated and registered in Japan. Decision Resources Japan K.K. is a wholly owned subsidiary of Sigmatic Limited. The employees of the Japan branch of PEL-DRG Dutch Holdco B.V. were transferred to Decision Resources Japan K.K.
Note B - Summary of Significant Accounting Policies
A summary of the significant accounting policies applied in the preparation of the accompanying combined financial statements is as follows:

1.	Basis of preparation
The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (‘US GAAP’) to reflect the combined financial position and combined results of operations of the Company. The combined financial statements are for the years ended December 31, 2019 and December 31, 2018.
All amounts are stated in United States Dollars in thousands, unless otherwise stated. The accounting policies have been consistently applied by the Company and are consistent with those used in the previous period, except to the extent of one-time increase to net income that is required to be recorded on adoption of Accounting Standard Codification (“ASC”) 606 - Revenue Recognition.
Certain reclassifications, regroupings and reworking have been made in the combined financial statements of prior year to conform to the classifications used in the current year. These changes had no impact on previously reported combined net loss or combined statements of stockholders’ equity, except to the effect of adopting Accounting Standard Codification (“ASC”) 606 for the first time.

2.	Principles and purpose of combination
The accompanying combined financial statements include the accounts of DRG Holdco, Inc. and its subsidiaries, DRG Analytics & Insights Private Limited and the following subsidiaries/branches of PEL-DRG Dutch Holdco B.V. 1) Millennium Research Group Inc.; 2) Decision Resources Group UK Limited and its subsidiaries; 3) DRG Singapore Pte. Ltd and 4) Japan branch. All intercompany balances and transactions are eliminated upon combination.
The Company during the year ended December 31, 2016, for tax efficiencies, underwent a restructuring exercise, wherein DRI’s subsidiaries, Decision Resources Group UK Limited and its subsidiaries, Millennium Research Group, Inc. and DRG Singapore Pte. Ltd. were transferred to PEL-DRG Dutch, an entity under common control. The transaction was accounted as per guidance on “common control transactions” in ASC 805-50.
The combined financial statements are prepared disregarding the above transaction. The purpose of the combined financial statements is to show comparable year over year results as if the above transactions never happened.
DRG Analytics & Insights Private Limited, during the year 2018, converted the debt payable to PEL to equity, resulting in 71.59% ownership by PEL. The amount of loan and interest converted was presented as Additional Paid in Capital (“APIC”) in combined statements of stockholders’ equity. Post the conversion of debt into equity, Sigmatic Limited, wholly owned subsidiary of Decision Resources Group UK Limited; held 28.41% in DRG India. During March 2019, Sigmatic Limited transferred the remaining 28.41% ownership to Piramal Consumer Products Private Limited, a wholly owned subsidiary of PEL for consideration received of $1,800. DRG India is included in the accompanying combined financial statements.

3.	Use of estimates
The preparation of combined financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements. Significant items subject to such estimates and assumptions include the useful lives of property, equipment and intangible assets, the carrying amount of property and equipment, impairment of goodwill, impairment of long lived assets and intangible assets, the reserve for doubtful receivables, the valuation allowance for deferred tax assets, the valuation of derivative financial instruments, share-based compensation expenses, assets and obligations related to employee benefits, income tax uncertainties and other contingencies. Management believes that the estimates used in the preparation of the combined financial statements are reasonable. Although these estimates are based upon management’s best knowledge of current events and actions, actual results could differ from these estimates. Any changes in estimates are adjusted prospectively in the combined financial statements.

4.	Cash and cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2019 and December 31, 2018, the reported cash and cash equivalents were primarily comprised of cash on deposit at financial institutions.
Cash balances in bank accounts in United States are insured by the Federal Deposit Insurance Corporation up to an aggregate per bank of $250. The Company believes it is not exposed to any significant risk on cash and cash equivalents.

5.	Restricted cash
As at December 31, 2019 and December 31, 2018, restricted cash consists of amounts held at Silicon Valley Bank as letters of credit for leases.

6.	Revenue recognition
The Company’s revenue is derived from two primary sources (i) analytics and syndicated research sold by subscription or membership, or by single reports and (ii) consulting and other services. The Company recognizes revenues when control of these services are transferred to the customer for an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods or services. Revenues are recognized net of discounts and rebates, as well as value added and other sales taxes.
The Company provides analytics and syndicated research and syndicated databases through subscription and membership contracts and through the sale of single reports from the syndicated series. Subscription based revenues are recognized ratably over the period that the service is being provided, generally one year. The Company sells certain studies and reports on a single requisition basis to customers. Revenue from the sale of single reports is recognized at a point in time of delivery if all other revenue recognition criteria are met. Packages of select single reports are recognized pro rata as the individual reports are delivered if all other revenue recognition criteria are met based on estimated selling price.
Revenues from consulting services related to the studies and reports delivered upon specific customer requirement are recognized over time as the services are being rendered and once the obligation to perform the service has been fulfilled.
For arrangements with multiple elements, the Company allocates revenue to each component of the arrangement based on the relative list price values of all the elements of the arrangement. Revenue is recognized on each element of the multiple element arrangement in accordance with that element’s delivery, as stated above.
Effective January 1, 2019, the Company has adopted Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606). Revenue is recognized upon transfer of control of products or services promised to customers in an amount that reflects the consideration the Company expects to receive in exchange for these products or services. Please refer to Note T, "Revenue from Contracts with Customers" for further information on the Company's revenue recognition policies.

7.	Allowance for doubtful accounts
The Company follows specific identification method for recognizing allowance for doubtful accounts. Management analyzes composition of the accounts receivable aging, historical bad debts, current economic trends and customer credit worthiness of each accounts receivable when evaluating the adequacy of the allowance for doubtful accounts. Bad debt expenses are included in general and administration expenses in the combined statement of comprehensive loss. The Company charges off uncollectable amounts against the reserve in the period in which it determines they are uncollectable.

8.	Unbilled receivables
Amounts earned on contracts in progress in excess of the billings of such contracts are classified as unbilled receivables. Unbilled receivables result from invoicing dates stipulated in the related agreement.

9.	Property and equipment
Property and equipment are carried at cost less accumulated depreciation and impairment. The cost of addition and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. Depreciation expense for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life used to determine depreciation is:

Equipment and software	3 - 5 years
Furniture and fixtures	5 years
Leasehold improvements	3 - 10 years or the lease period
When assets are retired or otherwise disposed of, the cost of the asset and related depreciation are eliminated from the financial records. Any gain or loss on disposition is credited or charged to the combined statement of comprehensive loss.
The Company has considered the “push down effect” of fair value adjustments and presented the property and equipment at fair value at the date of acquisition.

10.	Business combinations, goodwill and other intangibles
In accordance with Accounting Standard Codification (“ASC”) 805, “Business Combinations”, the Company uses the purchase method of accounting for all business combinations. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC 805. Any purchase price allocated to an assembled workforce is not accounted separately.
Intangible assets are amortized over their estimated useful lives in proportion to the original estimates of the future cash flows underlying the valuation of the intangible assets. Recoverability of intangible assets and other long-lived assets is assessed only when events have occurred that may give rise to impairment. If a potential impairment has been identified, forecasted undiscounted net cash flows of the operations to which the asset relates are compared to the current carrying value of the long-lived assets present in that operation. If such cash flows are less than such carrying amounts, the long-lived assets including such intangibles, are written down to their respective fair values. The estimated useful lives of the amortizable intangible assets are as follows:

Internally developed software	2-9 years
Data assets	2-5 years
Customer relationship	8-14 years
Trade names	5-11 years & indefinite
Favorable lease	2-8 years
The Company amortizes favorable lease on a straight-line basis over the remaining term of the lease, as determined at the acquisition date.
The Company has considered the “push down effect” of fair value adjustments and presented the goodwill and intangible assets identified at acquisition.

11.	Impairment of long-lived assets
Long-lived assets, including certain identifiable intangible assets, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such assets are considered to be impaired if the carrying amount of the assets is higher than the future undiscounted net cash flows expected to be generated from the assets. The impairment amount to be recognized is measured by the amount by which the carrying value of the assets exceeds its fair value.

12.	Research and development costs
Revenue expenditure on research and development is expensed as incurred. Capital expenditure incurred on equipment and facilities that are acquired or constructed for research and development activities and having alternative future uses is capitalized as assets when acquired or constructed.

13.	Income taxes
The Company is subject to taxation in the United States, Canada, United Kingdom, Japan, India and other jurisdictions. The Company files combined or consolidated tax returns with the Parent Company when allowed by the applicable tax jurisdiction. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using expected tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized.
The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates its tax positions on an annual basis using a two- step process. The first step is a determination of whether the tax position should be recognized in the financial statements and the second step is the measurement of the tax position. The Company recognizes interest and penalties related to uncertain tax positions within the provision for income taxes.

14.	Deferred revenue
Deferred revenue primarily consists of billings received in advance of revenue recognition. The Company primarily bills and collects payments from customers for products and subscription services in advance on an annual basis.

15.	Functional currency
The functional currency for the Company’s Japan branch, Japan, Singapore, and its Canadian foreign subsidiaries is the U.S. dollar.
The functional currency of two of the Company’s U.K. subsidiaries is the British Pound. All assets and liabilities denominated in foreign currency are translated using exchange rates in effect at the end of the year. Revenues and expenses are translated using the average exchange rate for the reporting period. The resulting cumulative translation adjustments are presented as a separate component of combined statements of stockholders’ equity as accumulated other comprehensive loss. Net foreign currency gain (loss) was $205 and ($1,052) for the years ended December 31, 2019 and 2018, respectively.
In April 2019, following the sale of the remaining investment in DRG India, the Company changed the functional currency of DRG India from the U.S. dollar to the Indian Rupee. The change in functional currency was accounted for in accordance with ASC 830, “Foreign currency matters”. The cumulative impact due to the change in functional currency as on April 1, 2019 on currency translation adjustment is $366.
Foreign currency transactional gains or losses are recorded directly in the combined statement of comprehensive loss except those relating to acquisition of fixed assets which are adjusted to the cost of the respective asset.

16.	Merger and acquisition related expenses
Acquisition related costs are costs that the Company incurs in relation to completed and potential business combinations and include finders’ fees, advisory, legal, accounting, valuation, and other professional or consulting fees. Such costs are recorded as non-operating expenses in the period in which the costs are incurred and services are rendered.

17.	Fair value measurements and financial instruments
Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:
Level 1 - unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.
Level 2 - inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
Level 3 - unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

18.	Interest rate swaps
The Company has interest rate swaps with counterparties to reduce its exposure to variability in cash flows relating to interest payments on a secured term loan facility in an aggregate principal amount of $153,000 (“Term Loan Facility”). The Company applies hedge accounting and has designated these instruments as cash flow hedges of the risk associated with floating interest rates on designated future quarterly interest payments. Management assumes the hedge is highly effective and therefore changes in the value of the hedging instrument are recorded in accumulated other comprehensive income (loss) in the combined balance sheets. Any ineffectiveness is recorded in earnings. Amounts in accumulated other comprehensive income (loss) are reclassified into earnings in the same period during which the hedged transactions affect earnings, or upon termination of the hedging relationship.

19.	Operating leases
The Company leases certain facilities and equipment. Lease rent expenses on operating leases are charged to expense over the lease term. Certain of the Company’s leases contain renewal options, rent escalation clauses, and/or landlord incentives. Renewal terms generally reflect market rates at the time of renewal. Rent expense for non-cancelable operating leases with scheduled rent increases and/or landlord incentives is recognized on a straight-line basis over the lease term, including any applicable rent holidays, beginning with the lease commencement date, or the date the Company takes control of the leased space, whichever is sooner. The excess of straight-line rent expense over scheduled payment amounts and landlord incentives is recorded as a deferred rent liability.
The Company has subleased certain facilities as part of restructuring activities. In the event of a sublease associated with a restructuring plan, the Company records a liability associated with the costs to exit the facility based on the present value of the remaining lease expenses and other related costs net of sublease income in accordance with ASC 420, “Exit or disposal cost obligations.”

20.	Commitment and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Contingent liabilities are not recognized but are disclosed in the notes. Contingent assets are neither recognized nor disclosed in the combined financial statements.

21.	Recent accounting pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases, which requires lessees to recognize right-of-use assets, representing their right to use the underlying asset for the lease term, and lease liabilities on the balance sheet for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. The Company has initiated its plan for the adoption and implementation of this new accounting standard, including assessing its lease arrangements, evaluating practical expedient and accounting policy elections, and implementing software to meet the reporting requirements of this standard. The Company is also in the process of identifying changes to its business processes and controls to support adoption of the new standard. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. As per FASB Update No. 2019, the guidance is effective for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. As of December 31, 2019, The Company continued the evaluation of the impact of adopting Topic 842 on its financial position, results of operations and related disclosures, but has not yet completed such assessment.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. The new guidance applies to all entities that are required to present a statement of cash flows under Topic 230 and addresses specific cash flow items to provide clarification and reduce the diversity in presentation of these items. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted. The Company has determined that the ASU will not have a material effect on its financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) - Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The guidance is effective for annual periods beginning after December 15, 2019. Early adoption is permitted. The Company has adopted this standard and appropriately presented the restricted cash on its combined statements of cash flow.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, accounting guidance, which removes Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. Under the simplified model, a goodwill impairment is calculated as the difference between the carrying amount of the reporting unit and its fair value, but not to exceed the carrying amount of goodwill allocated to that reporting unit. Early adoption is permitted. The guidance is effective for public business entities for interim and annual periods beginning after its annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021. The Company has early adopted the FASB issued ASU 2017- 04 thereby eliminating the second step of goodwill impairment.
In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business (Topic 805), which provides guidance on evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The new guidance amends ASC 805 to provide a more robust framework to use in determining when a set of assets and activities is a business. In addition, the amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted. The Company has adopted the Standard.
In January 2016, the FASB issued ASU 2016-01, Financial Statements - Overall (Topic 825). The amendments in this Update supersede the guidance to classify equity securities with readily determinable fair values into different categories (that is, trading or available-for-sale) and require equity securities (including other ownership interests, such as partnerships, unincorporated joint ventures, and limited liability companies) to be measured at fair value with changes in the fair value recognized through net income. An entity’s equity investments that are accounted for under the equity method of accounting or result in consolidation of an investee are not included within the scope of this Update. The amendments allow equity investments that do not have readily determinable fair values to be remeasured at fair value either upon the occurrence of an observable price change or upon identification of an impairment. The amendments also require enhanced disclosures about those investments. The amendments improve financial reporting by providing relevant information about an entity’s equity investments and reducing the number of items that are recognized in other comprehensive income. The amendments in this Update also simplify the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period. Upon determining that impairment exists, an entity should calculate the fair value of that investment and recognize as an impairment in net income any amount by which the carrying value exceeds the fair value of the investment. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company has determined that adoption of this ASU will not have a material impact on its financial statements.
In February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments-Overall (Topic 825). The amendments included in ASU 2018-03 are technical corrections and improvements to ASU 2016-01 The update provide more clarification for topics like Equity Securities without a Readily Determinable Fair Value- Discontinuation, Equity Securities without a Readily Determinable Fair Value- Adjustments Forward Contracts and Purchased Options and Presentation

Requirements for Certain Fair Value Option Liabilities The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company has determined that adoption of this ASU will not have a material impact on its financial statements.
In October 2016, the FASB issued ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory (Topic 740). The Board issued the ASU as part of its simplification initiative aimed at reducing complexity in accounting standards. Under the current guidance, ASC 810-10-45-8 and ASC 740-10-25-3(e) prohibit immediate recognition of current and deferred income tax impact for intra-entity asset transfers. The ASU eliminates this prohibition for all intra-entity asset transfers, except for inventory. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company has determined that adoption of this ASU will not have a material impact on its financial statements.
In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715). The guidance requires employers to present the service cost component of the net periodic benefit cost in the same income statement line item(s) as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. Employers will present the other components separately from the line item(s) that includes the service cost and outside of any subtotal of operating income, if one is presented. Employers will have to disclose the line(s) used to present the other components of net periodic benefit cost, if the components are not presented separately in the income statement. . The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company has adopted the amendments proposed by the ASU. Refer to Note N- Employee Benefit Plans.
In February 2018, the FASB issued ASU 2018-02, Reclassification of certain tax effects caused by Tax Reform (Topic 740). Under ASC 740, the enactment of the Tax Cuts and Jobs Act (“tax reform”) on December 22, 2017 requires an entity to remeasure all U.S. deferred income taxes using a new 21 percent rate, a significant reduction from the previous corporate income tax rate of 35 percent. The cumulative deferred income tax adjustment is recognized as a component of income tax expense from continuing operations. However, deferred income taxes originally recognized through OCI were initially measured at the previous income tax rate of 35 percent. Therefore, recognizing the cumulative tax rate adjustment through income tax expense would result in a disproportionate tax balance remaining in AOCI (i.e., “stranded tax effect”) that would be recycled to earnings in future periods. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company has yet to determine the impact of the adoption of this ASU on its financial statements.
Note C - Cash and Cash Equivalents

	As At
	December 31, 2019	December 31, 2018
Checking accounts	$18,139	$19,161
	$18,139	$19,161
Cash balances on checking accounts and payroll accounts with banks in the United States are insured by the Federal Deposit Insurance Corporation up to an aggregate of $ 250 (December 31, 2018: $ 250) per depositor per bank, and the Company’s non-interest-bearing cash balances may exceed federal insured limits.
Note D - Restricted Cash

	As At
	December 31, 2019	December 31, 2018
Restricted Cash	$619	$619
	$619	$619
Restricted cash amounting to $ 619 and $ 619 as at December 31, 2019 and December 31, 2018, respectively, represents balance held at Silicon Valley Bank as letters of credit for property leases.
Note E - Accounts Receivable, Net of Allowances

	As At
	December 31, 2019	December 31, 2018
Accounts Receivable	$50,331	$48,717
Less: Allowance for doubtful accounts	(737)	(1,737)
Accounts receivable, net of allowances	$49,594	$46,980
During the year ended December 31, 2019 the Company has provided for a decreased allowance for doubtful accounts amounting to $1,000 and during the year ended December 31, 2018 the Company provided for additional allowance for doubtful accounts amounting to $820. The net balance at December 31, 2019 is $737 (December 31, 2018: $1,737) in the allowance for doubtful accounts.
Note F - Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets comprise the following:

	As At
	December 31, 2019	December 31, 2018
Prepaid expenses
- Insurance	$155	$978
- Hardware and software maintenance	244	213
- Rent	447	435
- Subscriptions	347	168
- Taxes	71	226
- Marketing	50	208
- Other	2,525	1,646
GST receivable	1,043	524
Income tax receivable	416	321
VAT recoverable	334	198
Employee receivables	32	182
Deferred financing costs	154	151
Derivative financial instruments	—	384
Other current assets	548	514
	$6,366	$6,148
Note G - Property and Equipment, Net
Property and equipment comprise the following:

	As At
	December 31, 2019	December 31, 2018
Equipment and software	$12,268	$12,798
Leasehold improvements	2,127	3,253
Furniture	1,862	1,850
Gross assets	16,257	17,901
Less: Accumulated depreciation	(11,232)	(11,939)
Property and equipment, net	$5,025	$5,962
Depreciation expense for the year ended December 31, 2019 and 2018 was $2,735 and $2,826, respectively. Assets disposed & retired totaled $4,022 for the year ended December 31, 2019 comprising of equipment disposed & retired of $1,584 alongside accumulated depreciation of $1,480 and loss of $87, leasehold improvement disposed & retired of $1,836 alongside accumulated depreciation of $1,544 and loss of $292, and furniture disposed & retired of $602 alongside accumulated depreciation of $342 and profit of $11. The proceeds for the sale have been presented separately in the cash flow statement.
Assets disposed & retired totaled $3,746 for the year ended December 31, 2018 comprising of equipment disposed & retired of $2,748 alongside accumulated depreciation of $2,744 and loss of $4, leasehold improvement disposed & retired of $39 alongside accumulated depreciation of $25 and loss of $14, and furniture disposed & retired of $959 alongside accumulated depreciation of $936 and loss of $23.
Note H - Goodwill and Other Intangible Assets
The Company performs its assessment of goodwill annually as of December 31 and determines the estimates of fair value using established income and market valuation approaches.
The income approach calculates the fair value of the reporting unit by estimating the after-tax cash flows attributable to the reporting unit and then discounts these after-tax cash flows. The market approach indicates the fair value of a business based on a comparison of the business to comparable firms in similar lines of business that are publicly traded, or which are part of a public or private transaction, as well as prior company transactions. In determining the fair value of the reporting unit, the Company relies on the results of the income approach and the market approach.
Effective January 1, 2017, the Company prospectively adopted the provisions of ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017- 04 eliminates the second step of the goodwill impairment test. For goodwill impairment tests occurring after January 1, 2017, if the carrying value of a reporting unit exceeds its fair value, the Company will measure any goodwill impairment losses as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit.
For the years ended December 31, 2019 and December 31, 2018, it was determined that the estimated fair value exceeded the carrying values. The changes in the carrying amount of goodwill for the years ended December 31, 2019 and December 31, 2018 is as follows:

Amount ($)
Balance as at December 31, 2017	$534,391
Impact of changes in foreign exchange rates	(943)
Balance as at December 31, 2018	533,448
Impact of changes in foreign exchange rates	452
Balance as at December 31, 2019	$533,900
Intangible assets as of December 31, 2019 consist of:

	Life (Years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship	8-14	$201,031	$(155,034)	$45,997
Trade name	Indefinite	17,059	—	17,059
Trade name	5-11	7,627	(6,531)	1,096
Favorable lease	2-8	3,313	(3,154)	159
Internally dev. software	2-9	43,808	(32,595)	11,213
Data assets	2-5	24,796	(8,940)	15,856
		297,634	(206,254)	91,380
Add: Intangible assets under development		4,021	—	4,021
Total		$301,655	$(206,254)	$95,401
Intangible assets as of December 31, 2018 consist of:

	Life (Years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship	8-14	$200,751	$(139,507)	$61,244
Trade name	Indefinite	17,059	—	17,059
Trade name	5-11	8,744	(6,192)	2,552
Favorable lease	2-8	3,313	(2,920)	393
Internally dev. software	2-9	36,218	(25,182)	11,036
Data assets	2-5	15,390	(4,480)	10,910
		281,475	(178,281)	103,194
Add: Intangible assets under development		5,162	—	5,162
Total		$286,637	$(178,281)	$108,356
Intangible amortization expense was $27,745 and $29,854 for the years ended December 31, 2019 and December 31, 2018, respectively.
During the year ended December 31, 2019, the Company on its annual assessment of impairment on intangibles, impaired two of its trade names which the Company no longer utilizes. The Company's impairment for the year ended December 31, 2019 and December 31, 2018 was $131 and $Nil.
The Company’s estimate of annual amortization expense for the next five years and thereafter for the intangible assets is as follows:

	Customer relationship	Trade name	Favourable lease	Internally developed software	Data assets	Amount ($)
2020	$12,610	$475	$147	$5,544	$4,596	$23,372
2021	10,810	345	12	3,392	3,965	18,524
2022	8,809	247	—	1,079	3,871	14,006
2023	7,700	29	—	336	2,616	10,681
2024	5,644	—	—	324	808	6,776
Thereafter	424	—	—	538	—	962
Total	$45,997	$1,096	$159	$11,213	$15,856	$74,321
Note I - Other Assets
Other assets comprise of following:

	As At
	December 31, 2019	December 31, 2018
Security deposit	$1,904	$1,934
Deferred financing costs	461	604
Total	$2,365	$2,538
Note J - Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities comprise of following:

	As At
	December 31, 2019	December 31, 2018
Accrued earn-out	$—	$237
Accrued payroll*	22,250	9,783
Customer deposits and escheated checks	388	678
VAT and sales tax payable	896	459
Interest payable to related parties (Refer Note O)	2,336	1,382
Accrued expenses	4,590	4,685
Derivative financial instruments	1,777	—
Due to related party	333	568
Total	$32,570	$17,792
*Accrued payroll also includes accrual for employee bonuses, employee sales commission and severance pay
Note K - Debt

	As At
	December 31, 2019	December 31, 2018
Secured debt from Standard Chartered Bank
Term loan due September 2022	$127,755	$146,880
Facility A - Term loan due December 2023	111,900	120,000
	239,655	266,880
Less: unamortized debt issuance cost	(3,273)	(4,552)
	236,382	262,328
Secured Standard Chartered Bank Revolver Loan	14,000	20,000
Total bank debt	250,382	282,328
Unsecured debt from related parties	33,730	21,096
Total debt	284,112	303,424
Less: Short term borrowing	(14,000)	(20,000)
Less: Current maturities of long-term borrowing	(44,625)	(27,225)
Non-current debt	$225,487	$256,199
Secured debt from Standard Chartered Bank.
The Company entered into a loan agreement with Standard Chartered Bank on September 15, 2017 in amount of $ 153,000, The term of the loan is 5 years i.e. from September 15, 2017 to September 15, 2022. The loan amount as calculated on an amortized cost basis is $126,822 as on December 31, 2019 (December 31, 2018: $145,341) and interest expense is calculated on Effective Interest Rate (“EIR”) of 5.62% (December 31, 2018: Effective Interest Rate (“EIR”) of 5.31%). Interest expense during the years ended December 31, 2019 and December 31, 2018 was $7,766 and $8,373, respectively.
PEL acts as a guarantor for the loan taken from Standard Chartered Bank. Guarantee commission on this loan is calculated at 0.50% of loan outstanding. Guarantee commission payable by the Company to PEL as on December 31, 2019 is $334 (December 31, 2018: $567).
On December 21, 2018, the Company entered into a facilities agreement with Standard Chartered Bank to secure $150,000 in debt financing.
Facility A - $120,000 matures December 31, 2023 and is payable semiannually commencing June 30, 2019. As of December 31, 2019, the applicable interest rate is 5.74% and outstanding loan balance $111,900 (December 31, 2018: $120,000).
Facility B - $30,000 revolving credit facility matures December 31, 2023. As of December 31, 2019, the applicable interest rate is 5.19% and outstanding loan balance $14,000 (December 31, 2018: $20,000).
Interest expense during the years ended December 31, 2019 and December 31, 2018 was $8,397 and $24, respectively.

Debt covenants and guarantees
The debt agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, Decision Resources Inc and its subsidiaries’ ability to; sell, transfer, or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired; sell, transfer, or otherwise dispose of any of its receivables on recourse terms; enter into any amalgamation, demerger, merger or corporate reconstruction (with some exceptions); make any loan or give or issue any guarantee, indemnity, bond or letter of credit for the benefit of any person; or declare, make or pay any dividend or issue any shares.
In addition, the Company is required to maintain specific financial ratios on a semi-annual basis beginning June 30, 2019 and including (i) leverage, (ii) interest cover, and (iii) debt service cover ratios.
Deferred financing costs
Deferred financing costs of $2,840 related to the September 15, 2017 debt agreement with Standard Chartered Bank were capitalized. These costs are being amortized to interest expense over the term of the related debt on an effective interest rate basis. The net deferred financing costs were $933 and $1,539 as of December 31, 2019 and December 31, 2018, respectively.
Deferred financing costs of $3,840 related to the December 21, 2018 debt agreement with Standard Chartered Bank were capitalized. These costs are being amortized to interest expense over the term of the related debt on an effective interest rate basis. The net deferred financing costs were $2,954 and $3,767 as of December 31, 2019 and December 31, 2018, respectively.
Deferred finance cost pertaining to Facility B - revolving credit is presented in other assets.
Debt maturities for Standard Chartered Bank

Year	Debt
2020	$44,625
2021	54,675
2022	65,655
2023	74,700
2024	—
Total	$239,655
Secured debt from Axis Bank Ltd.
On September 29, 2014, the Company entered into a facilities agreement with Axis Bank Ltd. to secure $150,000 in debt financing.
Facility A - $100,000 matures September 28, 2020 and is payable semiannually commencing March 31, 2015. Facility B - $50,000 matures September 28, 2020 and is payable semiannually commencing March 31, 2015.
As of December 31, 2019, the outstanding loan balances of both Facility A and Facility B have been repaid in full as part of the debt restructuring and Standard Chartered bank facilities agreement entered as on December 21, 2018.
Interest expense during the year ended December 31, 2019 and December 31, 2018 was $Nil and $7,734.
Deferred financing costs on Axis Bank
Deferred financing costs of $8,082 related to the debt agreement with Axis Bank Ltd. were capitalized. In conjunction with the Axis debt repayment, the Company recorded a loss on extinguishment of $1,887 for the year ended December 31, 2018. The net deferred financing costs were $Nil and $Nil as of December 31, 2019 and December 31, 2018, respectively.
Secured loan from HSBC
The Company entered into an on demand revolving note with HSBC for $15,000 on May 12, 2016. On June 19, 2017, the Libor loan was moved to a prime loan balance with interest payable monthly.
As of December 31, 2019, the outstanding HSBC loan balance has been repaid in full as part of the debt restructuring and Standard Chartered bank facilities agreement entered on December 21, 2018. Interest expense during the year ended December 31, 2019 and December 31, 2018 was $Nil and $854, respectively.
Contemporaneously with the facilities agreement in 2018, the Company repaid existing outstanding debt balances consisting of Axis Bank term loans in an aggregate principal balance of $113,500 including unpaid interest of $686, and the HSBC revolving credit facility in an aggregate principal balance of $15,000 including unpaid interest of $76. In conjunction with the debt repayment, the Company recorded loss on extinguishment of $1,887 related to the Axis Bank loans. Net cash received in the debt restructuring after the issuance and repayment of debts and related costs amounted to $8,049 recorded on the Company’s balance sheet at period- end December 31, 2018. Included in the credit agreement were debt issuance costs of $3,767.

Loan from Piramal Healthcare Inc.
The related party loan with Piramal Healthcare Inc. was entered by the Company as a part of purchase consideration for Decision Resource Inc. on December 22, 2015 in the amount of $ 494,499. During the year ended December 31, 2019 and December 31, 2018, $5,466 and $278,743 was repaid respectively, and additional amounts received amounted to $3,100 and $ 7,150, respectively. Effective January 1, 2018, the interest rate for loan was lowered from 5.50% to 4%. Interest expense during the years ended December 31, 2019 and December 31, 2018 was $329 and $8,142, respectively. As of December 31, 2019, and December 31, 2018, outstanding loan balance was $8,730 and $11,096 and interest payable was $233 and $87, respectively.
Unsecured debt from Piramal Enterprises Limited.
The Company entered into a related party loan agreement on June 1, 2017 in the amount of $3,868. The loan is unsecured and bears an interest rate of 12.00%. Accrued interest is payable on a quarterly basis based on a 365-day annual term. The loan was repayable on March 31, 2022. On July 31, 2018 the loan was converted to share capital and recorded in additional paid in capital within the equity section of the December 31, 2018 balance sheet. Interest expense during the year ended December 31, 2019 and December 31, 2018 was $Nil and $331, respectively.
The Company entered into another related party loan agreement with PEL on February 26, 2016 in the amount of $ 18,500. The loan bears an interest rate of 5.10%. In 2018, the Company repaid the entire loan outstanding along with interest. Interest expense during the year ended December 31, 2019 and December 31, 2018 was $Nil and $1,929, respectively.
Unsecured debt from PEL-DRG Dutch Holdco B.V.
The Company entered into a related party loan agreement on April 20, 2017 in the amount of $10,000. The loan is unsecured and bears an interest rate of 5.50%. Accrued interest is payable on a monthly basis based on a 365- day annual term. The average interest rate and interest rate in effect as of December 31, 2019 was 5.50%. Interest expense during the year ended December 31, 2019 and December 31, 2018 was $550 and $550, respectively. As of December 31, 2019, and December 31, 2018, outstanding loan balance was $10,000 and $10,000 and interest payable was $1,486 and $936 respectively.
The Company re-entered into another related party loan agreement with PEL - DRG Dutch Holdco B.V. on September 12, 2019 in the amount of $15,000. The interest rate in effect as of December 31, 2019 was 6.10%. Interest expense during the year ended December 31, 2019 and December 31, 2018 was $258 and $332, respectively. As of December 31, 2019, and December 31, 2018, outstanding loan balance was $15,000 and $Nil and interest payable was $590 and $332, respectively.
Note L - Commitments and Contingencies
Operating leases
The Company occupies substantially all of its locations under long-term leases, most of which contain renewal options. The Company also leases certain equipment under operating lease arrangements.
Rental expense under all operating leases was $6,839 and $5,860 for the years ended December 31, 2019 and December 31, 2018, respectively.
Estimated future minimum commitments under non-cancellable leases are as follows:

Year ended December 31,	Rental Amounts ($)	Sublease Amounts ($)
2020	$5,683	$566
2021	5,200	1,146
2022	4,835	1,170
2023	4,639	1,190
2024	4,408	1,065
Thereafter	4,839	538
Total	$29,604	$5,675
Contingencies
From time to time, the Company is engaged in certain legal matters arising in the ordinary course of business. In the opinion of management, the Company has adequate legal defenses with respect to these actions and believes that the ultimate outcomes will not have a material adverse effect on its financial statements.
Note M - Income Taxes

As of December 31, 2019, DRG Holdco Inc predominantly owned Piramal IPP which in turned owned 100% of Decision Resources Inc. DRG Holdco Inc (DRI) files separate entity federal return while Piramal IPP files a partnership return. However, Piramal IPP Holding LLC dissolved on December 31, 2019 and filed its last partnership return (Form 1065) with the IRS. From January 01, 2020 onwards, DRI became the direct subsidiary of DRG Holdco Inc. DRI along with its US subsidiaries file consolidated tax return. DRI and its US subsidiaries file either separate entity or combined returns in various states based on tax regulations in various states. The non-US entities of Decision Resources Group file tax returns in their respective jurisdictions.
The provision for income tax (expense)/benefit is as follows:

	For the year ended
	December 31, 2019	December 31, 2018
Current tax expense
Federal	$—	$—
State	(191)	(5)
Foreign	(1,476)	(1,317)
	$(1,667)	$(1,322)
Deferred tax (expense) benefit
Federal	$—	$—
State	—	—
Foreign	494	647
	494	647
Total income tax expense	$(1,173)	$(675)
A rate reconciliation of the statutory US income tax rate to the Company's effective tax rate:

	For the year ended
	December 31, 2019	December 31, 2018
Loss before tax	$(20,140)	$(32,119)
Income tax at statutory rate	$(4,229)	$(6,745)

Statutory rate	21.00%	21.00%

Difference in Tax Rate	(0.28)%	(0.26)%
Permanent differences	1.13%	(0.64)%
State Tax	(1.65)%	(1.07)%
Federal True-up	8.17%	2.21%
Valuation Allowance	(30.92)%	(23.20)%
Foreign Tax	(1.45)%	(0.01)%
Exchange Rate Difference	(1.82)%	(0.13)%
Total tax expense	(5.82)%	(2.10)%
The following is a summary of items giving rise to the Company's deferred income tax assets and liabilities:

	As At
	December 31, 2019	December 31, 2018
Non-current deferred tax liabilities
Goodwill and intangibles	$(21,642)	$(21,352)
Goodwill and intangibles (Foreign)	(1,000)	(1,451)
Property and equipment (Foreign)	(139)	(42)
Derivative financial assets	—	(80)
Total Non-current deferred tax liabilities	$(22,781)	$(22,925)

Non-current deferred tax assets
Interest disallowance	$9,456	$5,430
Stock appreciation rights	1,463	—
Net operating losses	30,323	25,666
Net operating losses (Foreign)*	664	—
Derivative financial instruments	373
Other	4,539	4,516
Other (Foreign)	731	620
Total Non-current deferred tax assets	$47,549	$36,232

Net deferred tax (liabilities) (foreign)	$(1,072)	$(1,269)
Net deferred tax assets (foreign)	$664	$396
*Valuation allowance has been created against net operating losses
In assessing the realizability of deferred tax assets, the management considers whether it is more likely than not, that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. The management considers the projected future taxable income and tax planning strategies in making this assessment. Based on the level of projections for future taxable income for which the deferred tax assets are deductible, the management believes there exists significant uncertainties regarding the realization of deferred tax assets in US and Singapore jurisdiction and accordingly, a valuation allowance of $24,512 and $14,180 for the US jurisdiction and $664 and $Nil for Singapore jurisdiction, has been recorded as on December 31, 2019 and December 31, 2018, respectively.
The increase in deferred revenue as of January 1, 2019 resulted in additional deferred tax asset that increased the Company's net deferred tax asset position. The net deferred tax assets in the jurisdictions impacted by the adoption of ASC 606 were fully reserved and, accordingly, this impact was offset by a corresponding increase to the valuation allowance with no resulting net impact to net assets or accumulated deficit.
DRI and its subsidiaries
The Company has carried forward losses at federal level amounting to $103,016 on December 31, 2019 which shall begin to expire in 2021. As of December 31, 2018, out of the total available carried forward losses of $103,016, the net operating losses of $7,327 are limited by Internal Revenue Code section 382. The balance federal carry forward loss of $95,688 is available for utilization without any limitation. The Company has $181,152 in state income tax net operating losses available for carry-forward which if unutilized will begin to expire based on states statutes. These state income tax net operating losses also include net operating losses pertaining to pre-acquisition period and are subjected to limitation under state statutes corresponding to Internal Revenue Code Section 382.
The Company is subject to income taxes in the United States and also in the United Kingdom, Belgium, Japan, Canada, India and Singapore. Significant judgment is required in determining the worldwide provision for income taxes. In the ordinary course of business, there are many transactions and calculations in which the ultimate tax determination is uncertain.
DRG Holdco Inc.
The Company has federal net operating losses of $9,393 and $8,848 as at December 31, 2019 and December 31, 2018, respectively. NOLs created from 2018 onwards will be carry-forward to indefinite time period and NOLs prior to 2018 will expire beginning from 2035.

Accounting for uncertain tax position
The Company recognizes the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. The adoption of this standard had no material effect on the Company's financial position, results of operation or cash flows. There were no unrecognized tax benefits as of December 31, 2019 or December 31, 2018.
In the US, the tax years of 2017 and 2018 remain subject to examination by the federal taxing authorities. The federal examination for tax year 2016 was concluded in 2019 without any adjustments. The statute of limitation for state tax returns varies from state to state but would generally be in the range of 3 to 5 years. The statute of limitations for various other jurisdictions is based on the various local laws but generally it is in the range of 3-5 years.
Note N - Employee Benefit Plans

(a)	Defined contribution plan
The Company has voluntary 401(k) retirement plans covering substantially all US employees. The Company may make annual contributions to the plans equal to a uniform percentage of participant compensation. The cost of the Company’s contributions charged to expense related to 401(k) contributions was $2,117 and $1,038 for the years ended December 31, 2019 and December 31, 2018, respectively. The Company contributes to an employer funded pension fund in the U.K. The cost of the Company’s contributions charged to expense related to these contributions was $692 (£542) and $676 (£507) for the years ended December 31, 2019 and December 31, 2018, respectively. The Company contributes to defined benefit plan for employees in India, the cost of the Company’s contribution charged to expense related to these contributions was $446 and $377 for the years ended December 31, 2019 and December 31, 2018, respectively. The contributions are made to registered provident fund administered by the Government of India. The obligation of the Company is limited to the amount contributed and it has no further contractual nor any constructive obligation.

(b)	Defined benefit plan
The Company provides for gratuity for its Indian employees as per the Payment of Gratuity Act, 1972. Employees who are in continuous service for a period of 5 years are eligible for gratuity. The amount of gratuity payable on retirement/termination is the employees last drawn basic salary per month computed proportionately for 15 days salary multiplied for the number of years of service. The gratuity plan is a funded plan and the Company makes contributions to a recognized fund in India.
The following tables summaries the components of net benefit expense recognized in the combined statements of comprehensive loss and the funded status and amounts recognized in the combined balance sheets for the gratuity plan:
The principal assumptions used in determining gratuity benefit obligation for the Company's plans are shown below:

Net liability is bifurcated as follows:	As At
	December 31, 2019	December 31, 2018
Current liability	$146	$235
Non-current liability	184	—
Total	$330	$235
The valuation of plan assets has been carried out using the Projected Unit Credit (PUC) actuarial method to assess the Plan's liabilities, including those related to death-in-service and incapacity benefits.
Change in present value obligation is as below

	As At
	December 31, 2019	December 31, 2018
Present value of obligation as at the beginning of the year	$329	$212
Interest cost	24	16
Prior service cost	—	11
Service cost	136	142
Benefits paid	—	—
Actuarial (gain)/ loss on obligations	(61)	(52)
Present value of obligation as at the end of the year	$428	$329
Change in fair value of assets is as below:

	As At
	December 31, 2019	December 31, 2018
Fair value of assets as at the beginning of the year	$91	$88
Expected return on plan assets	7	7
Actuarial gain /(loss) on plan assets	—	(1)
Fair value of plan assets at the end of year	$98	$94
The principal assumptions used in determining gratuity benefit obligation for the Company's plans are shown below:

	As At
	December 31, 2019	December 31, 2018
Assumptions used to determine gratuity plan costs
Discount rate	7.00%	7.53%
Rate of increase in compensation per annum	15% for year 1 and 11% thereafter	11.00%
Expected long-term rates of return on plan assets		7.53%

Assumption used to determine the benefit obligations
Discount rate	7.33%	7.50%
Rate of increase in compensation per annum	15% for year 1 and 11% thereafter	11.00%
The following payments are expected contributions to the defined benefit plan in future years.

	Year ended
Projected benefits payable in future years from the date of reporting	December 31, 2019	December 31, 2018
1st following year	$9	$5
2nd following year	40	10
3rd following year	47	42
4th following year	54	65
5th following year	56	98
Thereafter	552	744
Note O - Related Party Transactions
Name of related party and nature of relationship:

No.	Name of the party	Nature of relationship
1	Piramal Enterprises Limited	Ultimate parent company
2	PEL-DRG Dutch Holdco BV	Immediate parent company
3	Piramal Healthcare Inc. ("PHI")	Other related parties where common control exists
4	Piramal Corporate Services Private Limited	Other related parties where common control exists
5	Piramal Critical Care Limited	Other related parties where common control exists
6	Piramal Critical Care UK Limited	Other related parties where common control exists
7	Piramal Pharma Inc.	Other related parties where common control exists
The balance of related party payable/receivable and transactions during the years are as follows:

Balances at the end of the year	December 31, 2019	December 31, 2018
Piramal Corporate Services Private Limited
- Short term royalty payable	$325	$1,417

Piramal Enterprises Limited
- Other payables	$334	$568
- Other accrued expense	$54	$27

PEL-DRG Dutch Holdco BV
- Long term debt	$25,000	$10,000
- Interest payable	$2,076	$1,268

Piramal Healthcare Inc.
- Interest expense payable	$233	$87
- Long term debt payable	$8,730	$11,096

Piramal Pharma Inc.
- Other payables	$184	$—

Transactions during the year
Piramal Corporate Services Private Limited
- Royalty expenses	$784	$943

Piramal Enterprises Limited
Opening balance payable (principal)	$—	$50,368
Foreign currency adjustment	—	(316)
Loan obtained	—	5,500
Loan converted to equity	—	(3,532)
Loan repaid	—	(52,020)
Closing balance payable	$—	$—

Opening balance payable (interest)	$27	$551
Interest accrued	—	2,260
Interest paid	—	(2,346)
Interest converted to equity	—	(438)
Global insurance premium accrued	27	—
Closing balance other accrued expense / payable	$54	$27

Guarantee commission
Opening balance payable	$568	$289
Guarantee commission accrued	687	851
Guarantee commission paid	(921)	(572)
Closing balance payable	$334	$568

PEL-DRG Dutch Holdco BV
Opening balance payable (principal)	$10,000	$10,000

Loan obtained	15,000	185,360
Loan converted to equity	—	(185,360)
Loan repaid	—	—
Closing balance payable	$25,000	$10,000

Opening balance payable (interest)	$1,268	$386
Interest accrued	808	882
Interest paid	—	—
Closing balance payable	$2,076	$1,268

Piramal Healthcare Inc.
Opening balance payable (Principal)	$11,096	$282,689
Loan taken	3,100	7,150
Loan repaid	(5,466)	(278,743)
Closing balance payable (Principal)	$8,730	$11,096

Opening balance payable (Interest)	$87	$1,879
Interest accrued	329	8,142
Interest Paid	(183)	(9,934)
Closing balance payable (Interest)	$233	$87

Piramal Critical Care Limited
Opening balance payable	$—	$—
Consulting services provided	—	112
Payment for services	—	(112)
Closing balance payable	$—	$—

Piramal Critical Care UK Limited
Opening balance payable (Principal)	$—	$—
Loan taken	—	4,300
Loan repaid	—	(4,300)
Closing balance payable (Principal)	$—	$—

Opening balance payable (Interest)	$—	$—
Interest accrued	—	54
Interest paid	—	(54)
Closing balance payable (Interest)	$—	$—

Piramal Pharma Inc.
Opening balance payable (Principal)	$—	$—
Loan taken	—	630
Loan repaid	—	(630)
Closing balance receivable (Principal)	$—	$—

Opening balance payable (Interest)	$—	$—
Interest accrued	—	8

Interest paid	—	(8)
Closing balance payable (Interest)	$—	$—

Opening balance payable (Other)	$—	$—
Salary accrued	2,509	—
Salary paid	(2,325)	—
Closing balance payable (Other)	$184	$—
These related party transactions are in the normal course of business operations and have been valued in these combined financial statements at the exchange amount which is the amount of consideration established and agreed to by the related parties.
Note P - Derivative Financial Instruments
The Company has taken floating rate borrowings which is linked to 3 months revolving LIBOR. For managing the interest rate risk arising from changes in LIBOR on such borrowings, the Company has entered into interest rate swap (IRS) for the loan liability amounting to $ 153,000. The Company has designated the IRS (hedging instrument) and the floating rate financial liability (hedged item) into a hedging relationship and applies hedge accounting.
Under the terms of the IRS, the Company pays interest at the fixed rate to the swap counterparty in USD and receives the floating interest payments based on LIBOR in USD. As the critical terms of the hedged item and the hedging instrument (notional, interest periods, underlying and fixed rates) are matching and the interest cashflows are off setting, an economic relationship exists between the two. This ensures that the hedging instrument and hedged item have values that generally move in the opposite direction.
Hedge effectiveness testing is assessed at designation date of the hedging relationship, and on an ongoing basis. The ongoing assessment is performed at a minimum at each reporting date or upon a significant change in circumstances affecting the hedge effectiveness requirements, whichever comes first.
The following tables summarize the gross fair values of the financial instruments as of December 31, 2019 and 2018:

	As At
	December 31, 2019	December 31, 2018
Derivatives designated as hedging instruments
Interest rate swap	$(1,777)	$384
Total derivatives designated as hedging instruments	(1,777)	384
Derivatives not designated as hedging instruments	—	—
Total derivatives not designated as hedging instruments	—	—
Total derivative fair value	$(1,777)	$384
Interest rate swap
As of December 31, 2018, the Company swapped $ 153,000 floating rate loans to a weighted average fixed rate of 2.518%. All swaps expire concurrent with the maturity of the related loans.
Gain (loss) recognition
There was no gain recognized with respect to fair value of derivative instruments not designated as hedges and ineffectiveness of designated derivative recognized in other income, net.
The following table summarizes the impact on accumulated other comprehensive income and earnings of derivative instruments designated as cash flow hedges and the amount of gain (loss) recognised in other comprehensive income for the years ended December 31, 2019 and December 31, 2018.

	Year ended
	December 31, 2019	December 31, 2018
Interest rate swaps	$(1,783)	$384
Total derivatives designated as hedging instruments	$(737)	$(1,737)

Note Q - Long Term Provisions

	Year ended
	December 31, 2019	December 31, 2018
Opening provision for profit interest shares	$—	$4,547,287
Add: Current year provision	—	—
Less: Write back of provision	—	(4,547,287)
Closing provision for profit interest shares	$—	$—
Per the Piramal IPP Holdings LLC - Limited Liability Company agreement dated November 6, 2015 the Company issued profit interest Class B units to Class B members in order to allow them to participate in a portion of the aggregate value creation with respect to Decision Resources Inc. (“DRI”) and other affiliated companies of PEL, based on a vesting criterion. 75% of the Class B units vested in November 2015 and the rest 25% vested in June 2016. No capital contribution is warranted by Class B members. The Class B units have a put option available with Class B unit holders and a call option available to the Company. All the Class B unit holders are eligible to receive a cash settlement as per the terms of the agreement. The valuation date based on which the cash settlement will be decided is December 31, 2018.
Cash-settled Stock Appreciation Rights are classified as liability awards and are re-measured at fair value each reporting period until the award is settled.
During 2018 the Company terminated the agreement mentioned above and canceled the profit interest units. The outstanding provision was written back and presented in general and administrative expenses in the combined statement of comprehensive loss. For the year ended December 31, 2019, outstanding balance on account of stock appreciation rights is zero.
Note R - Common Stock
Common stock
The authorized share capital of class A common stock of the Company as of December 31, 2019 and December 31, 2018 was 80,000 shares of $ 1,000 each.
The authorized share capital of class B non-voting stock as of December 31, 2019 and December 31, 2018 was 380,000 shares of $ 1,000 each.
Voting
Each holder of class A common stock is entitled to one vote in respect of each share held by him in the records of the Company for all matters submitted to a vote.
Class B common stock is not entitled to vote for all matters submitted to a vote.
Liquidation
In the event of liquidation of the Company, the holders of common stock shall be entitled to receive all the remaining assets of the Company, after distribution of all preferential amounts, if any. Such amounts will be in proportion to the number of equity shares held by the shareholders.
Class A common stock
The issued and paid up share capital as at December 31, 2019 and December 31, 2018 is 71,550 shares of $ 1,000 each, of which 64,400 shares are held by PEL-DRG Dutch Holdco B.V., the parent company (erstwhile parent - Piramal Dutch Holding N.V) and 7,150 shares are held by Piramal Enterprises Limited.
Class B common stock
The issued and paid up share capital as at December 31, 2019 is 369,280 shares (December 31, 2018: 357,280) of $ 1,000 each, of which all the shares are held by PEL-DRG Dutch Holdco B.V.
Note S - Fair Value Measurement
The fair value hierarchy requires the use of observable market data when available. In instances where the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following table sets forth by level within the fair value hierarchy, the Company’s financial liabilities that are accounted for at fair value on a recurring basis at December 31, 2019 and 2018, according to the valuation techniques the Company used to determine their fair values.
The following table presents liabilities as of December 31, 2019 and December 31, 2018 that are measured and recognized at fair value on a recurring basis

	Quoted price in active markets for identical assets	Significant other observable inputs	Significant other unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Balance as on December 31, 2017	$—	$—	$3,265
Adaptive earn out payment	—	—	(2,781)
Sharp Insights earn out payment	—	—	(300)
Sharp Insights earn out accrual	—	—	53
Interest rate swap	—	384	—
Balance as on December 31, 2018	—	384	237
Sharp Insights earn out payment	—	—	(295)
Sharp Insights earn out accrual	—	—	58
Interest rate swap	—	(2,161)	—
Balance as on December 31, 2019	$—	$(1,777)	$—
The fair value of the accrued earn out was determined based upon management’s estimates of the amount to be paid based on probable outcomes and expectations of financial performance of the related acquired business. The fair value of the contingent consideration is reassessed at the end of each reporting period and changes in the fair value are charged to results of operations. During the year ended December 31, 2019 and December 31, 2018, the Company paid $295 and $3,081 of the earn-out, respectively. During the year ended December 31, 2019 the Company added an additional accrual for Sharp Insights in the amount of $58.
The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities or using market inputs with mid-market pricing as a practical expedient for bid-ask spread.
Assets and liabilities measured at fair value on a non-recurring basis
Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only under certain circumstances. These include long-lived assets or goodwill that are written down to fair value when they are held for sale or determined to be impaired. The Company uses combination of Level 2 and Level 3 inputs to measure the fair value of goodwill and Level 3 inputs to measure the fair value of intangible assets on their annual measurement date.
Financial instruments not measured at fair value
Some of Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are not measured at fair value on a recurring basis but are recorded at amounts that approximate fair value due to their liquid or short-term nature.
At December 31, 2019 and 2018, the carrying value of Company’s long-term debt approximated the fair value.
Note T - Investments
On March 5, 2015, the Company purchased 135,296 shares of Series A Preferred Stock in Procured, Inc. for
$100 in cash. On June 9, 2016, the Company purchased an additional 671,167 shares of Series A Preferred Stock in Procured, Inc. for $162. In 2018, Procured, Inc. changed its name to Lumere, Inc. The investment balance as of December 31, 2019 and December 31, 2018 is $262 and $262, respectively.
Note U - Revenue from contracts with customers
The new revenue recognition guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). Effective January 1, 2019, the Company adopted the new accounting ASC 606 using the modified retrospective method for contracts that were not completed as of December 31, 2018. We recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings, whereby the cumulative impact of all prior periods is recorded in retained earnings or other impacted balance sheet line items upon adoption. The comparative information has not been adjusted and continues to be reported under ASC 605. The impact on the Company’s consolidated income statements, balance sheets, equity or cash flows as of the adoption date for the year ended December 31, 2019 as a result of applying ASC 606 has been reflected within those respective financial statements. The Company’s accounting policy has been updated to align with ASC 606.
Under the Company’s historical accounting policies, revenue recognition for implementation services was deferred until completion, and development services revenue was recognized as delivered. Upon adoption, implementation services that do not include development are distinct promises and qualify to be recognized over time. Implementation services that include development are not distinct and are therefore bundled with the associated Software as a Service (SaaS) or analytics service. This performance obligation is recognized ratably over the subscription term. Primarily due to the deferment of these development-related revenues, The Company recognized a net decrease in accumulated deficit (retained earnings) of $2,098 as of January 1, 2019.
The details of the adjustments to retained earnings upon adoption on January 1, 2019 as well as the effects on the consolidated balance sheet as of January 1, 2019, as if ASC 606 had been adopted in our 2018 fiscal year are as follows:

	Reported December 31, 2018	ASC 606 adjustments	Adjusted January 1, 2019
Deferred revenue	$29,772	$(2,118)	$27,654
Deferred income taxes	$647	$—	$647
Accumulated deficit	$(143,536)	$2,097	$(145,633)
Prepaid expenses and other current assets	$6,148	$21	$6,169
The following tables reconcile the balances as presented as of and for the year ended December 31, 2019 exclusive of the cumulative effect adjustment presented above to the balances prior to the adjustments made to implement the new revenue recognition standard for the same period (in thousands):

Comparative combined income statement
	As presented December 31, 2019	Impact of ASC 606	Balances without adoption of ASC 606
Operating revenue	$207,107	$(563)	$207,670
Cost of revenues	98,270	(241)	98,511
Income/(loss) from operations	3,813	(322)	4,135
Loss before taxes	(19,300)	(322)	(18,978)
Income tax (expense) benefit	(1,173)	—	(1,173)
Net Loss	$(20,473)	$(322)	$(20,151)

Comparative combined balance sheet
	As presented December 31, 2019	Impact of ASC 606	Balances without adoption of ASC 606
Prepaid expenses and other current assets	$6,366	$241	$6,125
Total current assets	$86,139	$241	$85,898
Deferred revenue	$31,186	$563	$30,623
Income tax payable	$287	$—	$287
Total current liabilities	$127,354	$563	$126,791
The increase in deferred revenue as of January 1, 2019 resulted in additional deferred tax asset that increased the Company's net deferred tax asset position. The net deferred tax assets in the jurisdictions impacted by the adoption of ASC 606 were fully reversed and, accordingly, this impact was offset by a corresponding increase to the valuation allowance with no resulting net impact to net assets or accumulated deficit.
Revenue recognition accounting policy
Revenue is recognized when the control of the promised goods or services are transferred to our customers, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. To achieve this core principle, the Company applied the five-step process:

1.	Identify the contract with a customer

2.	Identify the performance obligations in the contract

3.	Determine the transaction price

4.	Allocate the transaction price to performance obligations in the contract

5.	Recognize revenue when or as the Company satisfies a performance obligation
The Company’s revenue is derived from two primary sources (i) analytics and syndicated research sold by subscription or membership, or by single reports and (ii) consulting and other services. Many of the Company’s contracts only contain a single performance obligation, as is often the case with consulting arrangements, research reports, and other subscriptions. Some contracts include multiple performance obligations, such as analytics services, the related distinct implementation services, and stand-ready support services.
Performance obligations are satisfied at a point in time when control transfers to the customer for certain products such as research reports sold on a single requisition basis or historical data sets. Other performance obligations are satisfied over time. Performance obligations such as research subscriptions, online training courseware subscriptions, analytics and the associated support services are recognized ratably over the accounting term of the contract. Revenue from packages of research reports are recognized using an input method based on the number of reports delivered to date. Implementation services, data updates and consulting projects are recognized based on input methods using hours incurred, number of updates provided, or milestones achieved, as appropriate. The Company does not have any obligations for returns, refunds, or warranties.
Disaggregation of revenue from contracts with customers
The following table presents revenue disaggregated by product line:

	December 31, 2019	December 31, 2018
Life Sciences Product Solutions (LSPS)	$153,965	$144,279
Consulting and Other Services	53,142	44,936
Total revenue by product line	$207,107	$189,215
The following table presents revenue disaggregated by timing of recognition:

	December 31, 2019	December 31, 2018
Products and services transferred at a point in time	$66,705	$62,539
Products transferred over time	140,402	126,676
Total revenue by timing of recognition	$207,107	$189,215
The following table presents revenue disaggregated by geography based on Company’s locations:

	December 31, 2019	December 31, 2018
United States	$161,476	$143,624
United Kingdom	5,787	8,937
Canada	1,125	1,025
Other	38,719	35,629
Total revenue by geography	$207,107	$189,215
Contract Balances
The timing of revenue recognition, invoicing and cash collections results in billed receivables, contract assets and contract liabilities on the combined balance sheets. Contract assets represent sales recognized in excess of billings related to work completed but not yet delivered for which revenue is recognized over time. Contract assets are recorded as unbilled receivables. Unbilled receivables are typically generated from consulting contracts, which are billed upfront as a percentage of the total revenue, with the balance billed upon completion. Contract liabilities are customer deposits for which revenue has not been recognized. Customer deposits are recorded as accrued expenses and other current liabilities. When consideration is received from a customer prior to transferring goods or services to the customer under the terms of a contract, a contract liability is recorded as deferred revenue. Contract liabilities are recognized as revenue after control of the goods and services are transferred to the customer and all revenue recognition criteria have been met.
The following table provides information about contract assets and liability balances as of December 31, 2019 (in thousands):

Contract balances
	Accounts Receivable	Unbilled receivables	Deferred revenue
Opening balance (1/1/2019)	$46,980	$11,768	$27,654
Closing balance (12/31/2019)	49,594	11,421	31,186
Increase / (decrease)	$2,614	$(347)	$3,532
As of December 31, 2019, approximately $148,084 of revenue is expected to be recognized in the future from remaining performance obligations. The Company expects to recognize revenue on approximately 62% of these performance obligations over the next 12 months. Of the remaining 38%, 17% is expected to be recognized within the following year, with the final 21% expected to be recognized within years three to six.
Note V - Equity Incentive Plan
On October 10, 2016, the employees of the Company became eligible for the Decision Resources, Inc. Equity Incentive Plan (the “EIP”). The purpose of the plan was to encourage ownership of the Company’s common shares and to incentivize the Company’s employees, directors, and certain consultants. The EIP calls for the granting of Stock Appreciation Rights (“SARs”) which will allow the grantee to vest in common shares based upon certain time-based and performance-based vesting conditions. The EIP is for a maximum up to 1 million shares. Vested common shares will be distributed to the grantee on a predetermined settlement date.
Pursuant to the EIP, employees of the Company were granted SARs during the year ended December 31, 2016. Following are the total outstanding SARs and non-vested SARs as of December 31, 2019:

Total outstanding SARs:
Number of SARs
Total SARs outstanding as at December 31, 2017	330,309
Exercised	—
Cancelled	(22,515)
Forfeited	(17,251)
Total SARs outstanding as at December 31, 2018	290,543
Exercised	—
Cancelled	(47,486)
Forfeited	(111,204)
Total SARs outstanding as at December 31, 2019	131,853

Non-vested SARs:
Number of SARs
Total non-vested SARs outstanding as at December 31, 2017	199,120
Vested	(23,773)
Forfeited	(17,251)
Total non-vested SARs outstanding as at December 31, 2018	158,096
Vested	(589)
Forfeited	(111,204)
Total non-vested SARs outstanding as at December 31, 2019	46,303
The time based SARs vest over a period of three years. The performance based SARs vest based on both, 1) time-based vesting schedule (over a period of three years) and 2) Company achieving target performance as described in the EIP. As of December 31, 2019, and December 31, 2018, no vested SARs have converted into shares of Company's affiliated stock. In the year 2019 and 2018, no compensation expense has been recorded.

Note W - Deferred Compensation Plan
On April 1, 2019, certain employees of the Company were granted units as part of Decision Resource, Inc. Long-Term Incentive Plan (the “LTI”). The purpose of the LTI is to attract and retain employees, to induce them to work for the benefit of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company and its affiliates. The LTI calls for the granting of Units which will vest based upon continuous service over time with defined vesting dates. The LTI is for a maximum up to 1 million Units. A bonus pool will be funded based on the Company value and allocated to vested Units at either a change of control or future settlement date.
Pursuant to the LTI, employees of the Company were granted Units during the year ended December 31, 2019. Following are the total outstanding Units and non-vested Units as of December 31, 2019:

Total outstanding Units:
Number of units
Granted during 2019	895,000
Exercised	(17,000)
Cancelled	(18,500)
Forfeited	(337,500)
Total units outstanding as at December 31, 2019	522,000

Non-vested Units:
Number of units
Granted during 2019	895,000
Vested	(89,500)
Cancelled	(18,500)
Forfeited	(337,500)
Total non-vested units outstanding as at December 31, 2019	449,500
The fair value of each of these units was determined using the weighted average of Monte Carlo simulation model and Liquidation Value method. Median of comparable companies’ volatility was considered to determine the expected volatility assumption. The risk-free interest rate is based on U.S. treasury yields for a time period corresponding to the expected remaining contractual life. The forfeiture rate is estimated based on actual historical forfeitures of LTI units. The value of each vested units is remeasured at fair value of each reporting period. The fair value of the LTI units is being recognized over the requisite service period of four years. The remaining contractual life for the outstanding units is 3.25 years.
The fair value of the LTI units was calculated using the following assumption:

December 31, 2019
Risk free interest rate	1.57%
Expected volatility	27.16%
In the year 2019, compensation expense of $5,374 has been recorded for the LTI plan.
Note X - Other Income
Included within cost of revenues and general and administrative expenses are other income amounts of $679 and $809, respectively. The $679 in cost of revenues relates to income receive in India for the sale of Service Export from India Scheme (SEIS) scripts. The amount included in general and administrative expenses includes $731 related to the settlement of a dispute with a vendor.
The Company recorded non-operating income from a litigation settlement amounting to $1,900.
Note Y - Financial Instruments and Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant credit risk consist principally of cash and accounts receivable. Risks associated with cash are mitigated by banking with financial institutions that management believes to be of high credit quality. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. To date, such losses have been within management’s expectations. At December 31, 2019 and December 31, 2018, no customer represented 10% or more of accounts receivable and revenue.

Note Z - Subsequent Events
On January 13, 2020, Global Healthcare Exchange acquired Lumere, Inc., formerly Procured, Inc. As a result of this transaction, the Company will surrender the shares associated with the investment in Lumere, Inc. and expects to record a gain on the sale of the investment in the first quarter of 2020.
On January 17, 2020, Clarivate Analytics (US) Holdings Inc., Clarivate Analytics (Canada) Holdings Corp., Camelot UK Bidco Limited, Clarivate Analytics (Singapore) Pte. Ltd., and Clarivate Analytics Plc entered into a share purchase agreement to purchase all the shares of the entities included in Decision Resources Group Combined. The acquisition was completed on February 28, 2020. On the close date, the outstanding secured debt with Standard Chartered Bank and all of the related party debt were repaid.
In January 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets.
Management is currently evaluating the impact of this COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company's financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements
Subsequent events have been evaluated through May 13, 2020 which is the date the combined financial statements were issued.